Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189813 on Form F-3 of our report dated May 15, 2015, relating to the consolidated financial statements of Aegean Marine Petroleum Network, Inc. (the "Company"), and our report relating to the effectiveness of the Company's internal control over financial reporting dated May 15, 2015 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 20-F of Aegean Marine Petroleum Network, Inc. for the year ended December 31, 2014.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
May 15, 2015